UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 11, 2011

Date of Report (Date of earliest event reported)

GALECTIN THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-32877	04-3562325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE

NEWTON, MASSACHUSETTS

02459

(Address of principal executive offices) (Zip Code)

(617) 559-0033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 12, 2011, Galectin Therapeutics Inc. appointed Marc Rubin, M.D., to its Board of Directors. Dr. Rubin has served as President and Chief Executive of Titan Pharmaceuticals, Inc. (OTC: TTNP) since October 2007, and has been a Director since November 2007. Dr. Rubin previously served as Head of Global Research and Development for Bayer Schering Pharma, as well as a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma. Prior to the merger of Bayer Pharmaceuticals and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. From 1990 until August 2003, Dr. Rubin was employed by GlaxoSmithKline where he held positions of responsibility in global clinical and commercial development overseeing programs in the United States, Europe, Asia and Latin America. From 2001 through 2003, he was Senior Vice President of Global Clinical Pharmacology & Discovery Medicine. Dr. Rubin holds an M.D. from Cornell University Medical College, completed internship and residency in Internal Medicine at the Johns Hopkins Hospital, and fellowships in Medical Oncology and Infectious Diseases at the National Institutes of Health. Dr. Rubin also served on the Board of Directors of Medarex, Inc. until its acquisition by Bristol-Meyers Squibb in 2009, and currently serves on the Board of Directors of Curis Inc.(Nasdaq: CRIS), and The Rogosin Institute.

Concurrently with Dr. Rubin’s appointment, we agreed to compensate him for serving on our Board of Directors with two years’ of annual compensation valued at $60,000 per year, comprised of $12,000 in cash per year and $48,000 per year in stock options, exercisable for 10 years to purchase 98,970 shares of our common stock at $0.97 per share, which vest in eight equal quarterly installments.

Dr. Rubin fills a vacancy on the Board of Directors created by the resignation of S. Colin Neill effective October 11, 2011. Mr. Neill also served on the Audit Committee of the Board.

Item 8.01. Other Events.

On September 30, 2011, Galectin Therapeutics Inc. (the “Company”) received gross proceeds of $1,205,000 from the purchase of 2,410,000 shares of the Company’s common stock upon the exercise by the 10X Fund L.P. of all of the remaining Series A-1 Warrants that it received in connection with its purchase of the Company’s Series B-1 and B-2 Convertible Preferred Stock in February 2009. As a result of this exercise, the Company’s cash position on September 30, 2011, was approximately $8.0 million.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release entitled “Galectin Therapeutics Elects Dr. Marc Rubin to its Board of Directors,” dated October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galectin Therapeutics Inc.

By:	/s/ Anthony D. Squeglia
Anthony D. Squeglia
Chief Financial Officer

Date: October 12, 2011

Exhibit Index

Exhibit No.:

99.1 Press Release entitled “Galectin Therapeutics Elects Dr. Marc Rubin to its Board of Directors,” dated October 12, 2011.